EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-139691, 333-144958, 333-178223, 333-231971, and 333-249800) on Form S-8 and (No. 333-257811) on Form S-3 of our reports dated February 4, 2022, with respect to the consolidated financial statements of Yellow Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Kansas City, Missouri

February 4, 2022